Exhibit 99.1

Capital One Financial Corporation
Monthly Charge-off and Delinquency Metrics
As of and for the month ended April 30, 2016

(Dollars in millions)	April 2016
Domestic Card Metrics(1)
Net charge-offs	$303
Average loans held for investment	84,671
Net charge-off rate(2)	4.29%
30+ day performing delinquencies	$2,537
Period-end loans held for investment	85,667
30+ day performing delinquency rate(3)	2.96%

International Card Metrics(1)
Net charge-offs	$23
Average loans held for investment	8,189
Net charge-off rate(2)	3.43%
30+ day performing delinquencies	$277
Nonperforming loans	51
Period-end loans held for investment	8,599
30+ day performing delinquency rate(3)	3.22%
Nonperforming loan rate(4)	0.60

Auto Metrics
Net charge-offs	$34
Average loans held for investment	43,009
Net charge-off rate(2)	0.95%
30+ day performing delinquencies	$2,165
Nonperforming loans	123
Period-end loans held for investment	43,349
30+ day performing delinquency rate(3)	4.99%
Nonperforming loan rate(4)	0.28
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(1)
Period-end loans held for investment and average loans held for investment include accrued finance charges and fees, net of the estimated uncollectible amount. We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. The estimated uncollectible amount of billed finance charges and fees is reflected as a reduction in revenue and is not included in our net charge-offs.

(2)
Calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category. Net charge-offs and the net charge-off rate are impacted periodically by fluctuations in recoveries, including impacts of debt sales.

(3)	Calculated by dividing 30+ day performing delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category.

(4)	Calculated by dividing nonperforming loans as of the end of the period by period-end loans held for investment for the specified loan category.